Exhibit 10.1
[Rimini Street, Inc. Letterhead]

May 22, 2020

Gerard Brossard
[Address redacted]

Dear Mr. Brossard:

Rimini Street, Inc. (Rimini Street) is pleased to confirm our offer of employment to you as EVP and Chief Operating Officer, reporting to Seth Ravin. The EVP and Chief Operating Officer job description is enclosed. You will be based in the Pleasanton, CA office with a targeted start date of June 01, 2020 (“Start Date”).

Your annual salary is $350,000.00, which per pay period is $14,583.33, paid semi-monthly, subject to required withholding and deductions. You will also be eligible for an annualized incentive compensation of $350,000.00 at 100% attainment of all objectives with the ability to earn more with over-achievement of said annualized incentive compensation, based on over-achievement of New Client Invoicing and Renewal Targets.

Subject to the approval of Rimini Street’s Board of Directors (“Board”), you shall be granted an option (the “option”) to purchase 100,000 shares of Rimini Street Common Stock, at an exercise price equal to the fair market value of such shares on the date of the grant as determined by the Board. The option shall be granted pursuant to and upon the terms set forth in the Rimini Street, Inc. 2013 Equity Incentive Plan (“Stock Option Agreement”). So long as you remain actively employed by Rimini Street, the Option shall vest ratably on the first, second, and third anniversaries of the grant date. You will be required to agree to all terms and conditions within the Notice of Stock Option Grant and Stock Option Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.

In addition, Subject to the approval of the Board, you shall be granted 200,000 Restricted Stock Units (“RSUs”) of Rimini Street based on the fair market value of such shares on the date of the grant as determined by the Board. The RSUs will be granted under, and subject to the terms and conditions of, the Plan, as well as the terms and conditions to be set forth in the related RSU award agreement (the “RSU Agreement”) delivered pursuant to the Plan. So long as you remain actively employed by Rimini Street, the RSUs shall vest ratably on the first, second, and third anniversaries of the grant date. You will be required to agree to all terms and conditions within the RSU Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.

As a regular employee working at least 30 hours per week, you are also eligible to participate in our comprehensive benefits program, summarized in the attached Employee Benefits Guide.

This Offer of Employment supersedes any other offer and is made conditioned upon:

•Acceptable results from a background and reference check as well as verification of your employment history.
•Providing verification of your eligibility for employment in the United States.

•Please be advised that, while you may decline employment verification with your current employer at this time, we reserve the right to verify your current employment after your start date.
As well as your acceptance and execution of the following documents:
•The Rimini Street Employee Intellectual Property and Confidentiality Agreement
•Acceptable Use Policy
•Acknowledgment of the Employee Handbook

This offer is based on your individual skills and talent, and not based on a desire to benefit from any trade secrets, proprietary or confidential information and materials belonging to third parties (“Third Party Confidential Information”). In fact, you are not permitted to bring to Rimini Street, nor use at Rimini Street, any Third Party Confidential Information. Rimini Street respects Third Party Confidential Information of others.

This offer will expire on Saturday, May 23, 2020 at 11:59 pm Pacific Time, and is not meant to be construed as an employment contract. Your employment with Rimini Street will be "at will," meaning that either you or Rimini Street can terminate your employment at any time, for any reason or no reason.

To accept this Offer of Employment and this position, kindly sign below. Upon acknowledgement of your acceptance, you will receive instructions to complete the required documents, payroll and benefit information, and other items as appropriate for your new position.

We look forward to working with you to redefine enterprise software support at Rimini Street!

Regards,

/S/ Seth A. Ravin
Seth A. Ravin, CEO and Chairman of the Board

I, Gerard Brossard, hereby accept this Offer of Employment:

/S/ Gerard Brossard	May 24, 2020
Signature	Date

EVP and Chief Operating Officer Job Description:

Under the Fair Labor Standards Act (FLSA), this position is Exempt. Please refer to the Employee Handbook for definitions.

Given the emphasis on building the company to $1B in scale, the CEO and Board are seeking a COO to lead the development of the organization through its next stage of growth. This new COO will work closely and collaboratively with the CEO, Theatre and Regional General Managers, and the balance of the Executive Team to help ensure the company is executing against its strategic goals in order to increase shareholder value. The COO will bring a “get it done” leadership style and will be expected to take a metrics and performance-optimized approach to management. S/he will preside over each of the Theatre, Regional and Product Line General Managers and will ensure all Theatres/Regions and Product Lines have what they need to drive growth, solution excellence, service delivery, operational efficiency and client satisfaction. It is expected that the COO will focus on the following areas:

Reporting to and Partnering with the CEO
•As a direct report to the CEO, the COO will collaborate with the other direct reports of the CEO which include the Chief Financial Officer, Chief People Officer, General Counsel and other Operating Committee leaders.
•Engage in open and regular communication with the CEO while driving key priorities forward. Be transparent with the CEO on operations issues and risks; engage with the CEO as a collaborative partner.
•Provide the CEO with regular briefs using proper dashboards of metrics on growth, financial and operational performance.
•Formulate and hold accountability for the delivery of annual budgets and business plans that support the CEO/Board-approved strategy and plans required to generate shareholder value.
•Serve as an effective external leader and compelling spokesperson for the company, telling the Rimini Street story to clients, investors and partners to promote the company and build the brand.

Leadership of Theatre/Regional and Product Line General Managers
•Lead and manage Rimini Street’s business in the Theatres and Regions in which it operates globally. Maintain a line-of-sight across all activities in the Theatre/Region that contribute to business success and client satisfaction and retention.
•Working with Theatre/Regional General Managers, ensure they are getting what they need from all functions to be successful.
•Drive coordination across all functions within each Theatre/Region, both those that directly report into the GM (typically Sales and Field Marketing, may include others), and functions that report to Global functional leaders including Service Delivery, Global On-Boarding, Legal, Finance, IT, HR and others.
•Lead and manage Rimini Street’s business in the major Product Lines it offers, Oracle and SAP. Maintain a line-of-sight across all activities for each Product Line that contribute to business success and client satisfaction and retention.
•Working with Product Line General Managers, ensure they are getting what they need from all functions to be successful, and drive coordination across the functions.
•Drive global consistency in operations, processes, tools, metrics and execution, while allowing for necessary local differences.
•Ensure proper attention is given to capacity and cost management, efficiency of sales and sales operations, and a clear approach to attaining financial improvement on a continual basis.
•Ensure appropriate leadership team is in place to meet company objectives. This includes aligning the talent agenda/execution plan (by working closely with the Chief People Officer) and rounding out the executive team and middle management as needed.
•Instill a mindset and discipline across the company in order to deliver results.
•Develop and maintain an operational and financial roadmap with clear milestones, metrics, and business performance targets.

Growth
•The COO will partner with the CEO to drive significant growth, including driving up profitability and operating leverage to grow EBITDA. In effect the COO will ensure Rimini Street operations support growth optimally.
•Position himself/herself as the company’s operations leader by ensuring each of the Theatre/Regional leaders and Product Line leaders has what they need from all functions to succeed in the execution of their strategic plans.
•Provide leadership and support for accretive M&A actions as appropriate.

Culture
•Provide motivational leadership throughout the organization and work in concert with the CEO in helping to ensure the proper culture is optimized at the company. Work closely with the CPO and CEO to ensure the Talent Strategy is sound and being executed properly.
•Working alongside the CEO, help to establish an even more hands-on, performance based, and customer-centric culture that is based on collaboration, transparency, accountability, and empowerment.

KEY RESPONSIBILITIES
Rimini Street operates with a Theatre/Regional and functional leadership matrix. As such, the COO will be responsible for the performance of each Theatre/Region while also ensuring each has what it needs from all functions to be successful. Similarly, The COO will be responsible for the performance of each major Product Line, while also ensuring each Product Line leader has what is needed from all functions to be successful.

Specifically, COO will preside over the following:
I. Theatre and Regional GM’s
i. Ensure each region has what it needs to succeed
ii. Theater and Regional General Managers (and their local sales, field marketing, and other direct reports) for North America, Latin America, EMEA, Israel & Eastern Europe, Japan, Korea, Australia & New Zealand and Southeast Asia & Greater China.
II. Product Line GM’s
i. Ensure each Product Line leader has what they need to succeed
ii. Product Line General Managers for Oracle and SAP

Rimini Street, Inc.
Worldwide Headquarters 3993 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169 USA
Phone: +1 702.839.9671 Toll-Free: + 1 888.870.9692 Fax: +1 702.973.7491 riministreet.com
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